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                                                                   EXHIBIT 10.11

                         THIS TAX INDEMNITY AGREEMENT

     THIS TAX INDEMNITY AGREEMENT ("Agreement"), dated as of July 1, 1998, is entered into by and between AEGIS MORTGAGE ACCELERATION CORPORATION (the "Corporation") and JOHN DECKER ("Decker").

                                   RECITALS


     A. Decker exercised options (the "Options") to purchase 217,647 shares of Common Stock of the Corporation (the "Option Shares") on March 27, 1998 (the "Exercise Date"), which Options were awarded to Decker as compensation for services. The Options did not qualify for treatment as incentive stock options under Section 422 of the Internal Revenue Code or any other special tax treatment.

     B. Decker's exercise of the Options results in Decker's realization of ordinary income equal to the excess of the fair market value of the Option Shares on the Exercise Date over the exercise price paid therefor.

     C. The Board of Directors of the Corporation has determined that the Option Shares had a fair market value of $1.00 per share on the Exercise Date and the Corporation will take this position on its tax returns. The parties desire that the Corporation indemnify Decker for any income tax liability he incurs as a result of the fair market value being in excess of $1.00, subject to the restrictions set forth in this Agreement.

     NOW THEREFORE, in consideration of the mutual agreements contained herein and the services performed by Decker for the Corporation, the parties agree as follows:

     SECTION 1.    INDEMNIFICATION
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     1.1  Indemnity.
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     (a)  General. If Decker becomes obligated to pay an amount of United States
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federal, state or local income tax, interest, or penalty with respect to the exercise of the Options or the receipt of Option Shares in excess of the amount of such tax that Decker would be obligated to pay if the Option Shares had a fair market value of $1.00 on the Exercise Date, the Corporation shall pay to Decker the amount of such excess taxes, interest, or penalty. In computing the amount of excess taxes payable by Decker for purposes of the preceding sentence, the amount by which Decker's federal income tax is reduced as a result of any deduction Decker receives for increased state or local income taxes payable shall be taken into account.

     (b)  Prior Sale.  If Decker sells the Option Shares for cash prior to the
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time that any indemnity becomes payable hereunder, the Corporation's obligation to indemnify Decker under Section 1.1(a) shall be limited to the excess of (i) the amount of the indemnity calculated under Section 1.1(a) without regard to this paragraph over (ii) the net decrease in Decker's federal, state, and local income tax liability on such sale as the result of the Option Shares having a fair market value in excess of $1.00 on the Exercise Date.

     (c)  Gross Up.  Any payment made by the Corporation to Decker under this
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Section 1.1 shall be increased by an amount such that Decker receives, on an after-tax basis, an amount equal to the indemnity otherwise payable.

     (d)  Payments.  Subject to Sections 1.2 and 1.3, payments under this
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Section 1.1 shall be due on the later of (i) 7 days prior to the date on which
Decker is required to pay the excess tax liability described in Section 1.1(a), and (ii) 20 days after Decker notifies the Corporation of such obligation.


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     1.2  Limitation on Indemnity Payment.  The Corporation's total payments to
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Decker under Section 1.1, including the amount of any gross-up under Section
1.1(c), shall not exceed the net amount by which the federal, state and local income taxes of the Corporation (or its successors) are actually reduced in any prior or current year, as a result of both the increased compensation deductions the Corporation may take by reason of the excess in fair market value of the Option Shares over $1.00 per share and the deductions the Corporation may take for any indemnity paid hereunder (including any gross-up). In computing the actual reduction in the Corporation's tax liability, the Corporation shall take into account: (i) the Corporation's ability to use any increased compensation deductions, determined by taking into account any other corporation with which the Corporation files a consolidated or combined return in the relevant year,
(ii) the fact that the Corporation's deductions against federal taxable income for state or local income taxes paid may be reduced as a result of increased compensation deductions against state or local taxable income; (iii) any increase in the amount of federal, state, or local employment taxes payable by the Corporation with respect to the Options, the Option Shares, or the indemnity payment; and (iv) any interest or penalty payable with respect to any increased employment taxes. If an indemnity becomes payable (but for the provisions of this Section 1.2), the Corporation agrees that it will make good faith efforts to claim all reasonably available tax benefits in connection with the Options, the Option Shares and any indemnity payment, and to make good faith efforts to timely file returns and other forms, make elections, or take any other procedural action reasonably necessary to reduce its tax liability. The amount of any actual reduction for any year shall be finally determined as of the time that the Corporation files its tax return for such year and shall not be reduced as a result of future events, including but not limited to any subsequent adjustment to the Corporation's tax liability for such year, whether as a result of an audit or otherwise. If any indemnity payment was limited under this
Section 1.2 because the Corporation was unable to use a deduction in any prior or the current taxable year, and the Corporation becomes able to use the deduction in a subsequent taxable year, then notwithstanding the first sentence of this Section 1.2, the Corporation shall pay to Decker, on the last day of the year in which the Corporation is able to use the deduction, the amount by which its taxes are actually reduced in such year.

     1.3  Estimate of Limitation.  The Corporation shall make payments when due
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under Sections 1.1 and 1.2 based on a good faith estimate of the amount of the limitation imposed pursuant to Section 1.2. If the actual limitation is later determined to be higher than such good faith estimate, the Corporation shall make additional payments to Decker to the extent required pursuant to Section
1.1. If the actual limitation is determined to be lower than such good faith estimate, Decker will return any payments previously made pursuant to Section
1.1 as a result of such incorrect estimate.

     SECTION 2.  NOTIFICATION; CONTEST RIGHTS
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     2.1  Notification.  If Decker receives any notice, assessment, proposed
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assessment, bill or any other written notification from any governmental authority assessing, proposing to assess, or seeking to collect any tax for which the Corporation is obligated to indemnify under this Agreement or making any adjustment to the fair market value of the Option Shares, Decker shall, within 15 days, send a copy of such notice to the Corporation. Decker's failure to send the Corporation a copy of the notice shall not affect the Corporation's obligation to pay the indemnity under Section 1 unless Decker's failure materially adversely affects the Corporation's ability to contest the assessment of an indemnifiable tax under Section 2.2.

     2.2  Contest.  If the Corporation so requests, Decker shall contest any
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assessment or proposed assessment by any governmental authority of an indemnifiable tax. The Corporation shall be responsible for the expenses of any such contest conducted at the Corporation's request. The Corporation shall be entitled to control any such contest, provided that it first agrees in writing to make any indemnification payments required by Section 1.1 as a result of such
assessment, without regard to any limitations contained in Section 1.2.   If
allowed under applicable law, the Corporation may contest any indemnifiable tax in its own name. Neither party may compromise or settle the question of the fair market value of the Option Shares with any

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governmental authority without prior written consent of the other party, which consent shall not be unreasonably withheld.

     SECTION 3.  BINDING EFFECT
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     This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the executors, administrators and heirs of Decker.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date written above.

                    JOHN DECKER


                    /s/ John Decker
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                    AEGIS MORTGAGE ACCELERATION CORPORATION



                    By: /s/ ^^
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